Filed Pursuant to Rule 433

Registration Statement No. 333-193385

September 9, 2014

AMPHENOL CORPORATION

Final Term Sheet

September 9, 2014

Issuer:	Amphenol Corporation

Ratings (Moody’s / S&P)*:	Baa1 (stable outlook) / BBB+ (stable outlook)

Trade Date:	September 9, 2014

Settlement Date:	September 12, 2014 (T+3)

2017 Notes

Principal Amount:	$375,000,000

Maturity:	September 15, 2017

Coupon (Interest Rate):	1.550%

Price to Public:	99.898%

Yield to Maturity:	1.585%

Benchmark Treasury:	0.875% due August 15, 2017

Spread to Benchmark Treasury:	+55bps

Benchmark Treasury Price and Yield:	99 — 17 ¼ and 1.035%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015

Redemption Provision:	Make-whole call at any time at a discount rate of U.S. Treasury Rate plus 10 basis points

CUSIP/ISIN:	032095 AD3 / US032095AD38

2021 Notes

Principal Amount:	$375,000,000

Maturity:	September 15, 2021

Coupon (Interest Rate):	3.125%

Price to Public:	99.912%

Yield to Maturity:	3.139%

Benchmark Treasury:	2.000% due August 31, 2021

Spread to Benchmark Treasury:	+95bps

Benchmark Treasury Price and Yield:	98 — 25 and 2.189%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015

Redemption Provision:	Prior to August 15, 2021, make-whole call at any time at a discount rate of U.S. Treasury Rate plus 15 basis points; par call at any time on and after August 15, 2021.

CUSIP/ISIN:	032095 AE1 / US032095AE11

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
TD Securities (USA) LLC
Santander Investment Securities Inc.

Co-Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Mitsubishi UFJ Securities (USA), Inc. at 877-649-6848 or TD Securities (USA) LLC at 855-495-9846.